Exhibit 99.1

Contact: Rob Jorgenson

724-465-5448

TO BE RELEASED

9:00 a.m. Tuesday, January 24, 2012

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held January 23, 2012. The dividend is payable February 24, 2012 to shareholders of record on February 9, 2012. This dividend compares to a common stock dividend of $0.15 per share for the third quarter of 2011 and represents a 2.9 percent annualized yield using the January 23, 2012 closing price of $20.72.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.